Amendment dated March 26, 2018 to the Amended Pricing Supplement dated February 22, 2018 to the Prospectus dated February 22, 2018 and the Prospectus Supplement dated July 18, 2016

Barclays ETN+ FI Enhanced Global High Yield ETN

This amendment (the “Amendment”) amends and supplements the pricing supplement dated December 30, 2016, as amended by the amendment dated February 22, 2018 (together, the “Pricing Supplement”) for the Barclays ETN+ FI Enhanced Global High Yield ETNs (the “ETNs”). The terms of the ETNs are as described in the Pricing Supplement, including the specific amendments described below.

Settlement Charge: The settlement charge is a charge imposed upon holder redemption and the payment at maturity, and is equal to 0.05% times the long index amount on the applicable valuation date.  In addition, upon any holder redemption of more than 100,000 ETNs at one time with a redemption date on or prior to the date that is 360 calendar days from the inception date, the settlement charge will include, in addition to the amount specified in the preceding sentence, an amount equal to (a) 0.05% times (b) the long index amount on the applicable valuation date times (c) (i) 360 minus the number of calendar days from, and including, the inception date to, and including, the applicable valuation date divided by (ii) 360.  Notwithstanding the foregoing, the settlement charge shall not apply to any holder redemption having a valuation date from and including March 27, 2018 to and including April 10, 2018.  The settlement charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with making a payment on the ETNs. The proceeds we receive from the settlement charge may be more or less than such costs.

As a result of this modification, the Pricing Supplement is hereby further amended to reflect the temporary waiver of the settlement charge.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-13 of the Pricing Supplement for risks relating to an investment in the ETNs.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this amendment No. 1 to the Pricing Supplement or the Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The agent for the offering, Barclays Capital Inc., is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc.  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Amendment dated March 26, 2018, amending

Amended Pricing Supplement dated February 22, 2018

We describe the ETNs in the original pricing supplement (as amended by the amendment dated February 22, 2018), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the original pricing supplement (as amended by the amendment dated February 22, 2018) and the related prospectus supplement and prospectus on the SEC website:

•                Original pricing supplement dated December 30, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916164497/a16-22465_60424b2.htm

•                Amendment dated February 22, 2018

https://www.sec.gov/Archives/edgar/data/312070/000110465918011344/a18-6618_22424b3.htm

•                Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                Prospectus dated February 22, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

Terms used herein by not defined have the meanings given to such terms in the Pricing Supplement.